Exhibit 10.7
BLACKBOARD INC.
Restricted Stock Unit Agreement
Granted Under the Amended and Restated 2004 Stock Incentive Plan
     AGREEMENT made between Blackboard Inc., a Delaware corporation (the “Company”), and Michael L. Chasen (the “Participant”).
     1. Grant of RSUs.
          On October 15, 2009 (the “Grant Date”) and subject to the terms and conditions set forth in this Agreement and in the Blackboard Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), the Company has granted to the Participant Restricted Stock Units (“RSUs”) representing the right to receive One Hundred Twenty Thousand (120,000) shares of common stock, $0.01 par value, of the Company (the “Common Stock”). The shares of Common Stock issuable with respect to the RSU shall be referred to as the “Shares”.
     2. Vesting and Forfeiture.
          (a) The RSUs shall vest in full on June 30, 2013 provided that the Participant remains an Eligible Participant on June 30, 2013.
     (b) Notwithstanding the foregoing, (i) the RSUs shall vest in full on the occurrence of a Change in Control Event, provided that the Participant remains an Eligible Participant on the closing date of such Change in Control Event, and (ii) in the event Participant is terminated without Cause, resigns with Good Reason, dies or incurs a Disability, in each case prior to June 30, 2013, such number of RSUs shall vest as indicated in Exhibit A using the number of whole calendar months elapsed after June 30, 2009 to the date on which Participant is no longer an Eligible Participant. The date upon which the RSUs vest shall be referred to as the “Vesting Date”.
     (c) For purposes of this Agreement:
     (i) “Cause” shall mean (i) Participant’s non-feasance or material breach of Participant’s employment agreement with Company then in effect, provided that Company first provides Participant with written notice of such failure and Participant fails to cure it within thirty (30) days of such notice; (ii) an act or omission by Participant that constitutes gross misconduct, moral turpitude or fraud; (iii) a conviction for, or a plea of “guilty” or “no contest” to, a felony; or (iv) a material breach of any legally recognized duty owed to Company (e.g., Participant’s duty of loyalty and confidentiality);
     (ii) “Disability” shall mean Participant’s inability to perform Participant’s duties, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period;
     (iii) “Good Reason” shall mean (A) a material failure by Company to perform its obligations under any employment agreement with Participant then in effect; (B) Participant’s material relocation outside of Participant’s current residential area without Participant’s consent; or (C) a material diminution of Participant’s compensation, duties, or responsibilities at any time or for any reason other than for Cause; and
     (iv) “Eligible Participant” shall mean a Participant who has continuously at all times since the Grant Date been, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive RSUs under the Plan; provided, however, that the Participant shall only be considered an Eligible Participant until such time as he has a “Separation From Service” (as defined below).
Except as otherwise provided in this Agreement, in the event that the Participant ceases to be an Eligible Participant for any reason or no reason prior to the Vesting Date, the RSUs shall be immediately and automatically forfeited and the Participant shall have no further rights with respect thereto.
     3. Issuance of Shares and Rights to Vote and Receive Dividends.
     (a) Issuance Event.
               (i) No Shares shall be issued with respect to any vested RSUs until the earlier of (A) the Participant’s “Separation From Service” from the Company (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”)) and (B) a Section 409A Change in Control Event. The determination of whether and when a Separation From Service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h) or its successor provision. “Section 409A Change in Control Event” shall mean an event or occurrence that constitutes both (i) a Change in Control Event as defined in the Plan and (ii) a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) or its successor provision.
               (ii) Notwithstanding the foregoing, no later than thirty (30) days following the date that an independent committee of the Board of Directors approves the grant of the RSUs to Participant, Participant may deliver a written election (the “2015 Election”) specifying that up to one-half (50%) of any Shares with respect to vested RSUs be delivered to Participant on the earliest of (A) December 31, 2015, (B) the Participant’s Separation From Service and (C) a Section 409A Change in Control Event, with the remaining Shares that are not subject to the 2015 Election being delivered in accordance with Section 3(a)(i) above. In the event that the Participant does not timely make the 2015 Election, then all of the Shares with respect to vested RSUs shall be delivered in accordance with Section 3(a)(i) above.
The event that results in Shares with respect to vested RSUs being delivered to the Participant shall be referred to as the “Issuance Event”.

          (b) Issuance Date. Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), as soon as practicable after the Issuance Event, the Company shall issue one or more certificates representing the vested Shares to the Participant or his estate, or, as directed by the Participant, by book-entry credit into a brokerage account in the name of Participant or his estate. The Company must, in any event, issue the applicable Shares no later than the later of (i) December 31 of the calendar year in which the Issuance Event occurs or (ii) two and one half (2 1/2) months after the Issuance Event occurs; provided that in no event shall the Participant be able to designate in which taxable year the Company issues the Shares. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A, if a Separation From Service is the Issuance Event and the Participant is a “specified employee” (as defined under Section 409A) on the date of the Separation From Service, then the issuance of the Shares shall be delayed until the earlier of (i) the date that is six (6) months plus one (1) day after the date of the Separation From Service and (ii) the 10th day after the Participant’s date of death. The date on which the Shares are issued to the Participant shall be referred to as the “Issuance Date.”
          (c) Voting and Dividend Rights. Until the Issuance Date, the Participant shall have no rights to any Shares or any rights associated with such Shares, including without limitation dividend or voting rights. The Participant shall receive Dividend Equivalent Rights on the Shares between the applicable Vesting Date and the Issuance Date. “Dividend Equivalent Rights” mean a credit to the account of the Participant, based on the number of vested RSUs then credited to the Participant under this Agreement, equivalent to the cash, stock or other property dividends declared by the Company with respect to the Common Stock. Dividend Equivalent credits shall be deemed reinvested in additional RSUs (or fractions thereof) by dividing the dollar amount of the Dividend Equivalent credit by the Fair Market Value of a share of the Company’s Common Stock on the payment date of the dividend. The resulting number of Common Stock equivalents shall be added to the number of RSUs subject to this Agreement and the Shares with respect thereto shall be delivered in accordance with this Agreement on the Issuance Date.
     4. Acceleration/ Deferral.
          (a) Acceleration. In no event may the Company deliver the Shares to the Participant earlier than the Issuance Event unless explicitly permitted or required by Section 409A.
          (b) Deferral. In no event may the Company or the Participant defer the delivery of the Shares beyond Issuance Event, unless such deferral is explicitly permitted or required by Section 409A or otherwise complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation.
     5. Transferability.
          This Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan and Section 409A. The Participant may only transfer the Shares that may be issued pursuant to this Agreement following the Issuance Date.
     6. Taxes.
          (a) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
          (b) The Company’s obligation to deliver Shares to the Participant upon the Issuance Date shall be subject to the satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements (“Withholding Taxes”).
          (c) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any Withholding Taxes to be withheld with respect to the transactions contemplated by this Agreement, including the vesting of the Shares. The Participant may choose to execute Exhibit B to provide a method for satisfying the Withholding Taxes or any other instruments required from time to time under the Company’s policies.
     7. Securities Laws.
          Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Participant may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received with respect to vested RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.
     8. Adjustments.
          In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, shall make equitable adjustments (which adjustments will be conclusive) as to the number and kind of securities or other property (including cash) covered by this grant of RSUs.

     9. Provisions of the Plan.
          This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. Any capitalized terms used but not defined in this Agreement are defined in the Plan.
     10. Miscellaneous.
          (a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith.
          (b) Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to the account of the Participant at the time provided for in this Agreement. Neither the Participant nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. The Participant’s right to receive payments hereunder shall be that of an unsecured general creditor of Company.
          (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
          (d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.
          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.
          (f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10(f).
          (g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties related to the RSUs covered hereby, and supersede all prior agreements and understandings relating to such RSUs.
          (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

          (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
          (j) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Blackboard Inc.
Dated: October 15, 2009	By:	/s/ Matthew Small
Matthew Small
Chief Business Officer

PARTICIPANT’S ACCEPTANCE
     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s Amended and Restated 2004 Stock Incentive Plan.

PARTICIPANT:
/s/ Michael Chasen
Print Name:	Michael L. Chasen

Exhibit A
Special Vesting Schedule for Section 2(b)(ii)

Number		Number
of Full		of Full
Months		Months
Elapsed	Shares	Elapsed	Shares
1	102	25	33,163
2	306	26	35,816
3	612	27	38,571
4	1,020	28	41,428
5	1,530	29	44,387
6	2,142	30	47,448
7	2,857	31	50,612
8	3,673	32	53,877
9	4,591	33	57,244
10	5,612	34	60,714
11	6,734	35	64,285
12	7,959	36	67,959
13	9,285	37	71,734
14	10,714	38	75,612
15	12,244	39	79,591
16	13,877	40	83,673
17	15,612	41	87,857
18	17,448	42	92,142
19	19,387	43	96,530
20	21,428	44	101,020
21	23,571	45	105,612
22	25,816	46	110,306
23	28,163	47	115,102
24	30,612	48	120,000

Exhibit B
Withholding Taxes
     To satisfy all Withholding Taxes due with respect to Participant’s RSUs, the Participant agrees to the following:
     1. As a condition to receiving any Shares upon the Issuance Date, on the date of this Agreement, the Participant must execute the Irrevocable Standing Order to Sell Shares attached hereto, which authorizes the Company and a broker designated by the Company (the “Broker”) to take the actions described in this Paragraph 1 (the “Standing Order”). The Participant authorizes the Company to transfer the Shares to the Broker to an account for the Participant’s benefit (the “Account”) and authorizes the Broker to sell, at the market price and on the Issuance Date the number of Shares that the Company has instructed Broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Exhibit A.
     2. The Participant understands and agrees that the number of Shares that Broker will sell will be based on an estimate made by the Broker of the Shares required to be sold to satisfy the Withholding Taxes. The Participant agrees that the proceeds received from the sale of Shares pursuant to Paragraph 1 will be used to satisfy the Withholding Taxes and, accordingly, the Participant hereby authorizes Broker to pay such proceeds to the Company for such purpose. The Participant understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Account and in the event of a shortfall, additional Shares may be sold and/or cash withholding may be required from the Participant. The Participant further understands that any remaining Shares shall be deposited into the Account.
     3. The Participant acknowledges and agrees that (i) if there is not a market in the Common Stock or (ii) the Company determines in its sole discretion that the procedure described in Paragraph 1 is not advisable or sufficient, the Company will have the right to make other arrangements to satisfy the Withholding Taxes due upon issuance of the Shares with respect to the RSUs, including, but not limited to, the right to deduct amounts from salary or payments of any kind otherwise due to the Participant or withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the statutory minimum withholding amount.
     4. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this grant and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this grant or the transactions contemplated by this Agreement.
     5. The Participant represents to the Company that, as of the date hereof, he is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Exhibit A, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) issued under such Act.
     IN WITNESS WHEREOF, the undersigned has executed this Exhibit B as of the last date indicated below.

PARTICIPANT:
/s/ Michael Chasen
Print Name:	Michael Chasen
Date: October 15, 2009